Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 2 to Registration Statement (No. 333-172244 and -01 to -12) on Form S-4 of TMX Finance LLC and TitleMax Finance Corporation of our report dated April 19, 2011, relating to our audits of the consolidated financial statements as of and for the years ended December 31, 2010 and 2009, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions “Experts”, “Selected Financial Data”, and “Change in Certifying Accountants” in such Prospectus.

/s/ McGladrey & Pullen, LLP

Raleigh, North Carolina
April 19, 2011